Olshan Grundman Frome Rosenzweig & Wolosky LLP
                   505 Park Avenue, New York, New York 10022
                                 (212) 753-7200






                                                         December 15, 1999









Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


                 Re:   Healthcare Services Group, Inc.
                       Registration Statement on Form S-8
                       ----------------------------------


Ladies and Gentlemen:

                 Reference is made to the Registration Statement on Form S-8 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by Healthcare Services Group, Inc., a Pennsylvania corporation (the "Company"). The Registration Statement relates to an aggregate of 1,100,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock") and the maximum aggregate amount of $4 million of deferred compensation obligations (the "Obligations") of the Company to be offered to employees of the Company under the Company's Deferred Compensation Plan (the "Deferred Compensation Plan"). The Shares will be issued and sold by the Company in accordance with the Deferred Compensation Plan, the Company's Employee Stock Purchase Plan (the "Purchase Plan") and the Retirement (401-K) Savings Plan (the "401-k Plan" and collectively with the Purchase Plan and the Deferred Compensation Plan, the "Plans").

Securities and Exchange Commission
December 15, 1999
Page -2-


                 We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company, minutes of meetings of the Board of Directors and stockholders of the Company, the Plans, the documents to be sent or given to participants in the Plans and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

                 Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions described in the relevant Plan, will be duly and validly issued, fully paid and non-assessable. In addition, it is our opinion that the Obligations, when established pursuant to the terms of the Deferred Compensation Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Deferred Compensation Plan, except as enforceability (1) may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting creditors' rights generally, and (2) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


                             Very truly yours,

                             /s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP